UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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NATIONAL FINANCIAL PARTNERS CORP.

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National Financial Partners

Memorandum

To:	NFP Firm Principals
From:	Jessica Bibliowicz, Chairman, President and Chief Executive Officer
Date:	May 18, 2009
Re:	NFP’s 2009 Stock Incentive Plan (2009 SIP)

In response to questions that were raised regarding NFP’s 2009 SIP (Proposal II in NFP’s Proxy Statement), we would like to describe how the 2009 SIP benefits you as an NFP Firm Principal.

The 2009 SIP is being proposed at this time because the remaining awardable shares available under NFP’s existing stock incentive plans are limited. The 2009 SIP is NFP’s first request for shareholder approval of a stock incentive plan since NFP’s IPO in 2003.

We anticipate that, over time, at least two-thirds of the shares under NFP’s 2009 SIP will be granted to Firm Principals, Firm employees, independent contractors and producers. We heard your request at the 2008 Principals Meeting to make sure that NFP stock is a sizeable component of your performance-based compensation and we are confident in your ability, and the ability of your firm, to generate future earnings for NFP. NFP’s 2009 SIP is part of our response to your request and would ensure that NFP has a plan that is adequately funded with NFP shares.

We urge you to vote “FOR” the 2009 SIP so that NFP can continue to reward your performance with NFP equity. We encourage you to read all of the proposals in NFP’s Proxy Statement and vote “FOR” all proposals as recommended by NFP’s Board of Directors. Voting instructions and deadlines are included on your proxy card and/or voting instruction form.

If you have any questions, please feel free to contact me or any member of NFP’s senior management team. We appreciate your support.

Thank you.